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EXHIBIT 23.2






                          INDEPENDENT AUDITORS' CONSENT





Board of Directors
R Wireless, Inc. and Subsidiaries


            We consent to the incorporation in Form 10-KSB of our report dated February 28, 2004, except for Note 8, as to which the date is March 10, 2004, relating to the consolidated balance sheets of R Wireless, Inc. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years in the three year period ended September 30, 2003.



/S/ Elliott Davis, L.L.C.

Augusta, Georgia
March 12, 2004